Filed pursuant to Rule 433
Registration Statement No. 333-158360
April 2, 2009
THE TJX COMPANIES, INC.
Pricing Term Sheet
6.950% Notes due 2019

Issuer:	The TJX Companies, Inc.
Type of Offering:	SEC registered
Security:	6.950% Notes due 2019
Size:	$375,000,000
Maturity:	April 15, 2019
Coupon:	6.950%
Price to Public:	99.812% of face amount
Yield to Maturity:	6.976%
Spread to Benchmark Treasury:	425 basis points
Benchmark Treasury:	UST 2.750% due February 15, 2019
Benchmark Treasury Price and Yield:	100-6+; 2.726%
Interest Payment Dates:	April 15 and October 15, beginning October 15, 2009
Redemption Provisions:
Make-Whole Call	Treasury plus 50 basis points
Trade Date:	April 2, 2009
Settlement:	T+3; April 7, 2009
CUSIP:	872540AM1
Ratings:	A3 (Moody’s) / A (S&P)
Listing:	None
Joint Book-Running Managers:	Banc of America Securities LLC
J.P. Morgan Securities Inc.
RBS Securities Inc.
Co-Managers:	BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.
Fifth Third Securities, Inc.
KeyBanc Capital Markets Inc.
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
Sovereign Securities Corporation LLC
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
Wedbush Morgan Securities Inc.
Wells Fargo Securities, LLC
Note: A securities rating is not a recommendation to buy, sell or hold these notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC, toll-free at 1-800-294-1322; J.P. Morgan Securities Inc., collect at 1-212-834-4533 and RBS Securities Inc., toll-free at (866) 884-2071.